EXHIBIT 99(a)

APPENDIX

Pursuant to Item 304 of Regulation S-T, the following is a narrative description of graphic or image material incorporated by reference from the Company's 2005 Annual Report to Shareholders at Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Page 28 of Annual Report

SALES BY MARKET
(Fiscal Year 2005)
Cars & Light Trucks 36.2%
Medium & Heavy Trucks, Off Highway and Industrial Equipment 41.7%
Aftermarket 12.7%
Building HVAC 5.2%
Electronics 2.3%

SALES BY PRODUCT
(Fiscal Year 2005)
Modules/Packages 25.3%
Oil, Charge Air and EGR Coolers 33.2%
Charge-Air Coolers 10%
Vehicular HVAC 12.7%
Building HVAC 5.2%
Electronics 2.3%